As filed with the Securities and Exchange Commission on June 3, 2011

Registration No. 333-170692

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact name of registrant as specified in its charter)

Maryland	26-0500600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY	10577
(Address of Principal Executive Offices)	(Zip Code)

RETAIL OPPORTUNITY INVESTMENTS CORP. 2009 EQUITY INCENTIVE PLAN
(Full title of the plan)

Stuart A. Tanz
Chief Executive Officer
3 Manhattanville Road
Purchase, New York  10577
(Name and address of agent for service)

(914) 272-8080
(Telephone number, including area code, of agent for service)

With copies to:

Jay L. Bernstein, Esq.
Clifford Chance US LLP
31 West 52nd Street
New York, New York  10019
(212) 878-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [x]	Non-accelerated filer [ ] (Do not check if a smaller reporting company)	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0001 par value per share(1)	N/A	N/A	N/A	N/A

(1)    The Registrant is not registering additional securities.  Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statement on Form S-8 (File No. 333-170692). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 1.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

Effective as of June 2, 2011 (the "Effective Time"), Retail Opportunity Investments Corp. changed its state of incorporation from Delaware to Maryland.  This reincorporation was effectuated by a merger (the "Reincorporation Merger") of Retail Opportunity Investments Corp., a Delaware corporation ("ROIC Delaware"), with and into, Retail Opportunity Investments Corp., a Maryland corporation ("ROIC Maryland"), then a wholly owned Maryland subsidiary established for such purpose.  The Reincorporation Merger was approved by the requisite vote of stockholders at ROIC Delaware's Annual Meeting of Stockholders on May 5, 2011. ROIC Maryland is deemed to be the successor issuer of ROIC Delaware under Rule 12g-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  ROIC Delaware and ROIC Maryland, as issuer and successor issuer under Rule 12g-3 of the Exchange Act, are collectively referred to herein as the "Registrant".

The Registrant is filing this Post-Effective Amendment No. 1 to the registration statements on Form S-8 File No. 333-170692 (the "Registration Statement"), pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act"), solely to update the Registration Statement as a result of the Registrant’s reincorporation in the State of Maryland from the State of Delaware via the Reincorporation Merger.

In connection with the Reincorporation Merger, ROIC Maryland assumed the Retail Opportunity Investments Corp. 2009 Equity Incentive Plan (the "Plan") and all of the outstanding options and equity awards under the Plan.  At the Effective Time, each outstanding option to purchase shares of ROIC Delaware common stock was converted into an option to purchase the same number of shares of ROIC Maryland common stock, with no changes in the option exercise price or other terms and conditions of such options.

In accordance with  Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to ROIC Delaware pursuant to Rule 12g-3 under the Exchange Act, hereby expressly adopts the Registration Statement as its own registration statement for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act, including, but not limited to, Registrant’s most recent annual report on Form 10-K and the description of the common stock of the Registrant as set forth on the Registration Statement on Form 8-A/A, filed by the Registrant with the Securities and Exchange Commission (the "SEC") on June 3, 2011.  The applicable registration fees were paid at the time of the original filing of the Registration Statement.

Item 3.    Incorporation of Documents by Reference.

The following documents, which have previously been filed with the SEC by the Registrant, are hereby incorporated by reference into this Post-Effective Amendment to Registration Statement and made a part hereof:

• The Registrant's Annual Report on Form 10-K for the year ended December 31, 2010.
• The Registrant's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2011,
• The Registrant's Current Reports on Form 8-K filed with the SEC on April 15, 2011, May 10, 2011, May 18, 2011, June 1, 2011 and June 3, 2011.

• The Registrant's Current Report on Form 8-K/A filed with the SEC on April 15, 2011.

• The description of the Registrant's common stock contained in the Registration Statement on Form 8-A/A filed with the SEC on June 3, 2011.
In addition, all reports and other documents subsequently filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment to Registration Statement and shall be part hereof from the date of filing of such document. Any statement contained in a document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment to Registration Statement.  The Registrant is not, however, incorporating by reference any documents, or portions of documents, that are not deemed "filed" with the SEC.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that was established by a final judgment and was material to the cause of action. The Registrant charter contains a provision that eliminates the liability of its directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the "MGCL")  requires a Maryland corporation (unless its charter provides otherwise, which the Registrant's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, a Maryland corporation may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable to the corporation.  However, indemnification for an adverse judgment in a suit by or on behalf of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•
a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Registrant's charter authorizes it to obligate itself, and the Registrant's bylaws obligate it, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•
any individual who, while a director or officer of the Registrant and at the Registrant's request, serves or has served as a director, officer, partner, manager, managing member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Registrant's charter and bylaws also permit it to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and any employee or agent of the Registrant or a predecessor of the Registrant.

Item 7.    Exemption from Registration Claimed.

The issuance of the shares of restricted stock being registered for resale in this registration statement was exempt from registration under the Securities Act by reason of Section 4(2) thereof, since the issuances were made to a small number of directors, officers and employees of the Registrant and were not public offerings.

Item 8.    Exhibits.

Number	Description	Filed Herewith / Incorporated by Reference from the Registrant's
4.1	Articles of Amendment and Restatement of Retail Opportunity Investments Corp.	Form 8-K dated June 2, 2011
4.2	Bylaws of Retail Opportunity Investments Corp.	Form 8-K dated June 2, 2011
4.3	Form of Warrant Agreement	Form S-1/A effective on May 16, 2002
4.4	Supplement and Amendment to Warrant Agreement dated as of October 20, 2009	Form 8-K dated October 20, 2009
4.5	Retail Opportunity Investments Corp. 2009 Equity Incentive Plan	Filed Herewith
5.1	Opinion of Clifford Chance US LLP	Filed Herewith
23.1	Consent of Ernst & Young LLP	Filed Herewith
23.2	Consent of McGladrey & Pullen, LLP	Filed Herewith
23.3	Consent of PKF LLP	Filed Herewith
23.4	Consent of Clifford Chance US LLP (included in Exhibit 5.1)	Filed Herewith

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)         to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that: paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Purchase, State of New York, on this 3rd day of June, 2011.

RETAIL OPPORTUNITY INVESTMENTS CORP.

By:/s/ Stuart A. Tanz
Name: Stuart A. Tanz
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates as indicated.

Name	Title	Date

* Richard A. Baker	Executive Chairman of the Board	June 3, 2011

/s/Stuart A. Tanz Stuart A. Tanz	Chief Executive Officer, President and Director (Principal Executive Officer)	June 3, 2011

/s/John B. Roche John B. Roche	Chief Financial Officer (Principal Financial and Accounting Officer)	June 3, 2011

* Melvin S. Adess	Director	June 3, 2011

/s/Mark Burton Mark Burton	Director	June 3, 2011

* Edward H. Meyer	Director	June 3, 2011

* Lee S. Neibart	Director	June 3, 2011

* Charles J. Persico	Director	June 3, 2011

* Laura H. Pomerantz	Director	June 3, 2011

* By /s/John B. Roche
         John B. Roche
As attorney-in-fact

EXHIBIT INDEX

Number	Description	Filed Herewith / Incorporated by Reference from the Registrant's
4.1	Articles of Amendment and Restatement of Retail Opportunity Investments Corp.	Form 8-K dated June 2, 2011
4.2	Bylaws of Retail Opportunity Investments Corp.	Form 8-K dated June 2, 2011
4.3	Form of Warrant Agreement	Form S-1/A effective on May 16, 2002
4.4	Supplement and Amendment to Warrant Agreement dated as of October 20, 2009	Form 8-K dated October 20, 2009
4.5	Retail Opportunity Investments Corp. 2009 Equity Incentive Plan	Filed Herewith
5.1	Opinion of Clifford Chance US LLP	Filed Herewith
23.1	Consent of Ernst & Young LLP	Filed Herewith
23.2	Consent of McGladrey & Pullen, LLP	Filed Herewith
23.3	Consent of PKF LLP	Filed Herewith
23.4	Consent of Clifford Chance US LLP (included in Exhibit 5.1)	Filed Herewith